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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

     We consent to the incorporation by reference, in this Registration Statement on Form S-3 for the registration of 1,590,265 shares of Arch Coal, Inc.'s common stock, of the reference to our firm under the caption "Experts" included in the Registration Statement (Form S-3 No. 333-45198) and the incorporation by reference therein of our reports dated January 21, 2000, with respect to the consolidated financial statements of Arch Coal, Inc., incorporated by reference in its Annual Report (Form 10-K/A No. 1) for the year ended December 31, 1999, as amended and the related financial statement schedule and the financial statements of Canyon Fuel Company, LLC included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
St. Louis, Missouri
February 14, 2001